GOLDEN TRIANGLE INDUSTRIES, INC.
                 Notice of Annual Meeting of Stockholders
                         to be held June 16, 2001

Oviedo, Florida
May 8, 2001

PLEASE TAKE NOTICE that the Annual Meeting of the Stockholders of Golden Triangle Industries, Inc. will be held on June 16, 2001 at the Orlando
Airport Marriott at 7499 Augusta National Drive, Orlando, Florida   32822.
The meeting will convene at 11:00 a.m. (Eastern Time), for the purpose of considering and acting upon the following:

    (1)   the election of directors;
    (2) the ratification of Beemer, Pricher, Keuhnhackl & Heidbrink, P.A. as independent auditor for fiscal year 2001;
    (3) the proposal to amend the Articles of Incorporation to change the name of the Company; and
    (4) the transaction of such other business as may properly come before the meeting.

The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 30, 2001 will be entitled to notice of the meeting. The Company's majority stockholder has consented to vote in favor of all proposals, so the Company is not soliciting proxies from the other stockholders. In lieu of a proxy, the Company has prepared an Information Statement pursuant to Section 14c of the Securities Exchange Act of 1934. Stockholders are cordially invited to attend the meeting.

                                        Scott D. Clark
                                        Secretary


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                           INFORMATION STATEMENT
                     GOLDEN TRIANGLE INDUSTRIES, INC.
                     650 South Central Ave., Ste. 1000
                          Oviedo, Florida   32765
                              (800) 270-4950

This Information Statement is furnished to all holders of record of the common stock, $001 par value, as of the record date of April 30, 2001, in connection with proposed actions to be taken at the annual meeting by holders of a majority of the issued and outstanding shares of common stock. This information statement is being mailed to you on or about May 8, 2001.

The voting securities of the Company consist of shares of its common stock. Each share of common stock entitles its owner to one vote, and cumulative voting is not allowed. The holders of record of 45% of the outstanding shares of the common stock constitute a quorum for the transaction of
business at the meeting.   A majority of the shares represented and
entitled to vote at the meeting is required for an affirmative vote. There are no dissenters' rights of appraisal.

The number of shares outstanding of the common stock at the close of business on April 30, 2001 was 8,186,699. As of the record date, Larry White, Chairman of the Board and President of the Company, held 5,268,220 shares (64.351%) of the total shares outstanding. Mr. White has indicated that these shares will be voted in favor of the election of each director, in favor of the ratification of auditors and in favor of the proposal to change the name of the Company. Therefore, since his shares satisfy the quorum and voting requirements for each proposed item, all items will be passed without the necessity of other shareholders casting a vote.

 We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A
Proxy

                           ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of five members. Each director is elected at the annual meeting of shareholders to hold office until the next annual meeting of shareholders and until his/her successor has been elected and qualified. Currently serving as directors are: Larry White, Scott D. Clark, Hugh W. Harling, Jr., Karen Lee, and
Andrea M. Williams O'Neal.   The following table sets forth information
concerning the persons currently serving as directors of the Company. Following the table is biographical information on the directors running for election.

                                                          Date First
                                       Position With       Elected
       Name                   Age       the Company       as Director
  ----------------------      ---  ---------------------  -----------
  Larry White                  52  Chairman of the Board     2000
                                       and President
  Scott D. Clark               45         Director           2000
  Hugh W. Harling, Jr.         57         Director           2000
  Karen Lee                    41         Director           1989
  Andrea Williams O'Neal       40         Director           2000


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Larry White graduated from Lamar University with a BBA in accounting in May
1972. Mr. White began his career as a Certified Public Accountant with Arthur Anderson & Company in Houston, Texas. His responsibilities as a senior auditor gave him excellent experience in the importance of "cash flow management" and overall "bottom line" results. His accounting and auditing experience exposed him to a variety of companies, from small private corporations to large publicly traded Fortune 500 companies.

Since 1976, Mr. White has been in the real estate business. His real estate career began with Harris Development Corporation in Houston, Texas. As executive vice president, he was responsible for product development, construction and marketing of apartments, condominiums, town homes, single family homes and subdivision development. This division generated over $20 million in annual revenues. Some of the developments were syndicated via limited partnerships of which Mr. White was responsible for the negotiations and financing related thereto. Prior to forming Whitemark, Mr. White was vice president of Woodlands Commercial Development Corp. and general manager of Hometown Builders in Houston, Texas. He was responsible for creating and operating a construction/development company as a subsidiary of The Woodlands Corporation (a nationally recognized 25,000 acre master planned "new town" community). This company developed apartments, town homes, condominiums, patio and single family detached housing. Annual revenues were between $15 - $25 million with Mr. White's responsibilities including feasibility, market studies and land planning.

From 1985 to the present Mr. White has been the president of Whitemark. Mr. White's overall responsibilities include land acquisition and development, financing, home construction, marketing and sales. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Scott D. Clark was admitted to the Florida Bar in 1980 and has been with the law firm of Graham, Clark, Jones, Builder, Pratt & Marks in Winter Park, Florida since 1981 specializing in Real Property Law, Land Use Planning and Development Law, Banking Law, Special Tax District Bond Financing, and Condominium Law. He is a member of the Orange County Bar Association and Member Sections on Real Property, Probate and Trust Law, Corporation, Banking and Business Law, Tax, Condominium and Planned Development Committees of the Florida Bar. He graduated from the University of Florida with a degree in Journalism and a law degree, both with high honors. He is a member of Phi Kappa Phi and the Order of the Coif. Mr. Clark was on the University of Florida Law Review, 1978-1979 and authored, "1979 Statutory Reform Partially Solves Usury Regulation Defects". He has been appointed to the Seminole County Citizens' Concurrency Advisory Committee, and the Seminole County Road Impact Fee Advisory Committee. Additionally, Mr. Scott sits on the Seminole County Development Advisory Board, the Executive Committee of the Home Builders Association of Mid-Florida Board of Directors, and Florida Christian College Advisory Board.

Hugh W. Harling, Jr. is the founder and owner of an engineering firm in Central Florida integrating civil engineering, land planning and surveying since June 1980. Prior to forming his own firm, he served as regional manager of a large local consulting engineering and planning firm, where he managed the firm's expanding operations in surveying, land planning, civil and environmental engineering design. He graduated from the University of Florida with a Civil Engineering degree and obtained a Master of Business

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Administration from Florida State University.  Mr. Harling's expertise is land development, comprehensive planning, and utilities and drainage sanitary engineering. Mr. Harling is a board member of the Mid-Florida Home Builders Association, former mayor of Altamonte Springs, Florida, member of the Underground Utilities Examining Board, past president of the Florida Planning and Zoning Association, and a member of the National and American Society of Civil Engineers.

Karen Lee graduated with high honors from Cisco Junior College. She administers the operation of the Company's offices in Springtown, Texas, does much of the research and writing for filing of Securities and Exchange Commission documents, and performs transfer agent duties and stockholder record keeping for the Company. She is a member of the Southwest
Securities Transfer Association, Inc.   Ms. Lee has been employed by the
Company for the past 21years.

Andrea M. Williams O'Neal has been the sole owner of a small financial consulting firm with clients in several industries since July 1993. Ms. O'Neal was formerly employed by Merrill Lynch as a broker and financial consultant. She graduated from Texas A&M University, College Station, Texas with a BBA in finance and studied International Business and Finance at Imperial College in London, England. Ms. O'Neal was the former president of the St. Peters Episcopal School Board of Kerrville, Texas, former treasurer of the Hill Country Charity Ball, a member of the Kerrville Junior Service Guild, and a member of the Texas Arts & Crafts Festival. She is the corporate secretary for Mac Filmworks, Inc., a diversified development stage entertainment company that markets and distributes its existing library of motion picture feature films, made for television movies, and children's animated films and cartoons to national and international cable and televlsion stations and home video markets.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U. S. securities laws, directors, executive officers and persons holding more than 10% of GTII common stock must report their initial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and the Company. The SEC has designated specific deadlines for these reports and the Company must identify those persons who did not file these reports when due.

Based solely on a review of reports filed with the Company, several directors and officers (Scott D. Clark, Hugh W. Harling, Jr., Andrea M. Williams O'Neal, William Rigsby and Larry White) did not file all reports on time regarding transactions in the Company's securities required to be filed for 2000 by Section 16(a) under the Securities Exchange Act of 1934. Each person listed filed two late reports representing two transactions per person, except for Larry White who had two late reports representing four transactions. Though the required reports were not filed timely, they were subsequently filed after the year end, so there is no failure to file the required reports.


                       BOARD AND COMMITTEE MEETINGS

During the fiscal year ended December 31, 2000, the Board held ten meetings either by actual meeting, telephone conference, or written consent board resolutions. All directors participated in at least 75% of the meetings.

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The Board maintains a standing Audit Committee, Compensation Committee and
Nominating Committee. Larry White and Karen Lee are the sole members of the Nominating Committee. Hugh W. Harling, Jr. and Larry White are the sole members of the Compensation Committee. Scott D. Clark, Hugh W. Harling, Jr. and Andrea M. Williams O'Neal are the sole members of the
Audit Committee.    These committees met twice during the year with all
members of the committees attending each meeting.

The Audit Committee recommended to the Board the selection of the Company's accountant, reviewed written disclosures and letters from the independent accountant, discussed the independence of the accountant with the independent accountant, reviewed and discussed the audited financial statements with Management, and recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-
K.  The Board has not adopted a written charter for the audit committee.

The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to the Company's officers, directors, and employees (see "Compensation"). The primary function of the Nominating Committee is to select nominees for director. Presently the Board of Directors is filled, but in the event a new director is needed, the Nominating Committee would consider nominees recommended by security holders (see "Stockholder Proposals").


                                MANAGEMENT

All of the Company's officers are executive officers who serve, unless otherwise specified by the Board, for a term of one year or until their successors are elected or appointed and qualified. The following table sets forth certain information with respect to the executive officers currently serving the Company.

                                                          Date First
                                       Position With       Elected
       Name                   Age       the Company       as Director
  ----------------------      ---  ---------------------  -----------
  Larry White                  52  Chairman of the Board     2000
                                       and President
  Scott D. Clark               45  Secretary/Treasurer       2000
  Robert Early                 45  Chief Financial Officer   1997
  William Rigsby               41  Vice President            2000

See Election of Directors for biographical information about Larry White and Scott D. Clark.

Robert Early received his Bachelor of Business Administration from Abilene Christian University in 1979, where he majored in Accounting and minored in Agricultural Business. He received his Certified Public Accountant certificate in Texas in 1981 and is a member of the Texas Society of Public Accounting and American Institute of Public Accounting. Mr. Early worked for an independent oil company for six years, then moved to a position as partner of the firm Ashley, Early & Folwell, P.C. in 1987. In 1991 he became the sole owner of the firm and changed the name to Robert Early & Company, P.C. Mr. Early has been doing tax work since 1983 and auditing since 1987. Mr. Early was previously the auditor for the Company through November 1997.

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William Rigsby graduated from Lamar University in Beaumont, Texas, in 1982.
He earned a BS degree in industrial engineering with post graduate work including engineering administration, applications of basic management theory in the engineering environment, computer aided design, and manufacturing analysis. His academic achievements placed Mr. Rigsby on the Dean's List as well as the ALPHA PI MU National Engineering Honor Society. He began his career in 1978 as the production and design manager for Beaumont Homeowners Construction Co. in Beaumont, Texas. He was responsible for job scheduling, warehousing, bid preparation and materials procurement. Mr. Rigsby served as purchasing manager for the Woodlands Development Corporation, DBA Hometown Builders (a division of Mitchell Energy & Development) and as a senior construction supervisor for Friendswood Development Corp., DBA Village Builders (a division of Exxon
Co. USA). His tenure with the two companies gives Mr. Rigsby extensive experience in implementing efficient purchasing procedures, personnel management and computerized contracting systems. Mr. Rigsby has an excellent history of delivering housing units on schedule and at or below budget/proforma targets resulting in him being a recipient of the "Golden Nail" award. Mr. Rigsby has worked for Whitemark for the past eleven years. As vice president and operations manager of Whitemark, Mr. Rigsby's responsibilities include construction management, purchasing, and estimating for all land development and residential construction. His education and experience in engineering brings a high degree of discipline in the areas of critical path scheduling, materials usage and individual time studies for on site and office tasks. He develops and maintains purchasing and estimating systems. Mr. Rigsby is a state certified general contractor, a member of the Mid Florida Home Builders Association and American Institute of Industrial Engineers.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Set forth below is a description of significant relationships and related transactions between the Company and management during the year ended December 31, 2000. All share amounts reflect the two shares-for-one share forward stock split effective in August 2000.

Effective as of April 1, 2000, the Company transferred most of its former energy-related business assets to Kenneth Owens, then a director, executive officer and principal stockholder of the Company, in exchange for his preferred stock interest in the Company. As part of this business reorganization, on June 30, 2000 the Company issued 1,067,520 shares of common stock to Larry White, now a director, executive officer and principal stockholder of the Company, in exchange for all of the outstanding shares of Whitemark Homes, Inc., a residential real estate development company. On August 22, 2000, the Company issued 4,200,000 shares of common stock to Larry White and 300,000 shares of common stock to William Rigsby, an executive officer of the Company, in exchange for real estate properties. In connection with these transactions, the Company received assets with an estimated fair value of approximately $35 million, subject to liabilities with a fair value of approximately $7 million. However, these transactions were accounted for as a reverse acquisition with the acquired assets and liabilities reported in the Company's financial statements at the transferors' cost basis of $139,805.

During the year the Company constructed an office building for Larry White that the Company is leasing from him for its principal offices. The

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Company moved its corporate offices into the building owned by Larry White during November 2000. The Company's lease obligations to be paid to Mr. White for this 4,400 square foot office space are $74,800 per year through 2005.

In August 2000, the Company issued a total of 400,000 shares of common stock to Kenneth R. O'Neal in exchange for financial consulting services for the Company valued at $157,500. Mr. O'Neal is the spouse of Andrea M. Williams O'Neal, a director of the Company.

As of December 31, 2000, the Company was indebted to William Rigsby, an executive officer of the Company, in the amount of $135,000 Amounts under this loan arrangement are due as underlying homes being financed are sold, with interest payable at 15% per annum. Total interest expense on this loan was $12,325 in 2000.

Scott D. Clark, a director of the Company, serves as corporate counsel for the Company.


                               COMPENSATION

The following table sets forth certain information as to the Company's chief executive officer for the past three fiscal years, and for the Company's vice president for the current year. There is no compensation to other officers or employees that would require disclosure under this item.

         Name and                   Salary Cash   Bonus Cash     Other
   Principal Position       Year   Compensation  Compensation  Compensation
 ---------------------      ----   ------------  ------------  ------------
 Kenneth Owens              1998    $  11,000      $  19,000    $      -
 CEO and President          1999       17,500          6,000           -
     through June 2000      2000       11,000             -            -

 Larry White                2000    $ 123,000*     $ 148,041*   $  13,353**
 CEO and President
 July - Dec. 2000

 William Rigsby             2000    $  88,000*     $  36,672*   $  13,200**
 V-Pres. July - Dec.        2000

   *The numbers presented reflect salary received for the entire year. **Other compensation includes a vehicle allowance and contributions to a "SIMPLE" defined contribution retirement plan.

Director Compensation

The Company has paid a $1,500 director fee to each director for each of the past three years. During 2000 directors also received 300 shares of restricted common stock.

Compensation Committee Report on Executive Compensation

The Board of Directors delegates responsibility for executive compensation to the Compensation Committee which is presently comprised of two of the
directors on the Board, Hugh W. Harling, Jr. and Larry White.   The
Committee approves all of the policies under which compensation is paid or

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awarded to the chief executive officer, reviews, and, as required, approves such policies for executive officers, key management, and directors, and oversees the administration of executive compensation programs. The Compensation Committee meets at least annually to consider and make its determinations for the ensuing year. The Committee determines compensation for the chief executive officer based on its assessment of the individual performance of the officer, a review of the Company's operating performance, including but not limited to, earnings per share, cash flow generation, revenues, operating income, and strategic acquisitions, an analysis of total returns to shareholders relative to total returns generated by comparable public companies and a review of compensation of the chief executive officers of companies with businesses of comparable size.

Larry White became the chief executive officer of the Company effective June 17, 2000. The previous fifteen years he was the founder, president and chief executive officer of Whitemark Homes, Inc. Mr. White's compensation for calendar year 2000 was based primarily on past performance as the founder and chief executive officer of Whitemark, a wholly owned subsidiary of the Company, which was acquired April 1, 2000, and his duties and responsibilities as a public company official in the completion of the reverse acquisition.

The Committee recommended to the Board that directors' fees be set at $1,500 cash and 100 shares of restricted stock per director for each face to face meeting, and 100 restricted shares only for telephone meetings.

In September 1998, the Company filed an S-8 registration statement registering 200,000 common shares for a Stock Compensation Plan recommended by the committee and adopted by the Board. The Plan allows the directors to issue common stock as compensation for services provided by employees, officers, directors, agents, consultants, and advisors. The Plan will allow these service providers to acquire proprietary interests in the Company in exchange for their services. These interests would provide incentives for high levels of service. No shares were issued under the Plan during 1998 or 1999. During 2000, the committee recommended and the Board approved the issuance of 123,350 S-8 shares to employees and consultants. After adjustment for the 2-for-1 split, there are currently 77,400 registered S-8 shares still available for use through the plan.
Also recommended to the committee and approved by the Board was the issuance of 288,750 restricted common shares to employees and consultants.

Performance Graph - Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of a peer company in the same line of business. Since the Company was listed on the "Pink Sheets" during the year (see Item 5), there was no published index on this market for comparison. In addition, it should be noted that the shareholder return on the Company's common stock from 1995 through the beginning of 2000 represented return on an investment in the Company's previous energy-related business. The graph assumes that the value of the investment in the Corporation's Common Stock and the peer company was $100 at December 31, 1995. GTII's numbers reflect a 1-for-3.5 reverse stock split in 1997 and a 2-for-1 forward stock split in 2000.

Comparison of Five-Year Cumulative Total Return for Fiscal Years Ended
December 31

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                                             December 31
                              1995    1996   1997    1998   1999     2000
                             ------  -----  ------  -----   -----   -----
GTII Stock                   100.00  78.75  108.00  72.00   18.14    6.75

Peer Stock in Same           100.00  31.03   13.75   6.88   30.25   11.69
Industry (Century Builders
Group Inc.)


                          PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the Company's common stock as of April 30, 2001 with respect to (I) each person known by the Company to own beneficially more than 5% of the Company's common stock,
(ii) each of the Company's directors, and (iii) all directors and officers of the Company as a group. The title of class is common stock, $.001 par value.

                                         # of Shares
     Name and                            Beneficially         Percent of
Address of Stockholder                      Owned                Class
------------------------------          -------------         ----------
 Larry White                              5,268,220             64.351%
 1437 Chippawa Lane
 Geneva, FL   32732

 Scott D. Clark                                 700               .008%
 369 North New York Ave.
 Winter Park, FL   32789

 Robert Early                                20,030               .245%
 2500 S. Willis, Ste. 200
 Abilene, TX   79605

 Hugh W. Harling, Jr.                           700               .008%
 746 Florida Blvd.
 Altamonte Springs, FL   32701

 Karen Lee                                   21,264               .260%
 104 Fossil Court
 Springtown, Texas  76082

 Andrea M. Williams O'Neal *                    700               .008%
 1214 Virginia Drive
 Kerrville, TX   78028

 William Rigsby                             325,000              3.970%
 2958 Division Street
 Oviedo, FL   32765

All directors and officers as a           5,636,614             68.851%
   group (7 persons)

  *Andrea O'Neal's spouse, Kenneth O'Neal, owns 350,400 shares of GTII (representing 4.28%).


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  Note:  The stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them with the exception of Larry White. Mr. White's shares are held jointly with his wife, Patricia White, so they have joint voting and investment power.

Changes in Control

A change in control occurred during the year 2000. GTII disposed of essentially all of its operating assets and at the same time acquired a privately held entity, Whitemark Homes Inc., which is currently a wholly owned subsidiary of the Company. Kenneth Owens, former president of GTII, relinquished all of his preferred shares (representing 34% ownership of GTII) to GTII in exchange for oil and gas properties, Altair property, and 60% ownership of a GTII subsidiary. GTII issued 533,760 restricted common shares (1,067,520 after adjustment for split) of GTII (representing 41% ownership of GTII) to Larry White for total ownership of Whitemark Homes Inc. These transactions resulted in a change in control from Kenneth Owens to Larry White. Subsequently, GTII purchased additional projects, contracts, and options from Larry White by issuing 2,100,000 restricted common shares (4,200,000 after adjustment for split). He currently holds 64.35% of the Company.


        PROPOSAL TO RATIFY THE ELECTION OF INDEPENDENT ACCOUNTANTS

Pursuant to the recommendation of the Audit Committee, the Board has selected Beemer, Pricher, Kuehnhackl & Heidbrink, P.A. to audit the
accounts of the Company and its subsidiaries for 2001.   A representative
of the firm is expected to be present at the Meeting. He will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

There are no disagreements between the Company and its auditor Beemer, Pricher, Keuhnhackl & Heidbrink, P.A. (former name Pricher and Company).
As previously reported, on January 12, 2000, the Company filed an 8-K to report a change in auditors from BDO Seidman, LLP to Pricher and Company. There were no known disagreements with the former accountant on accounting and financial disclosure at the time of the change. However, subsequent to the change, it was determined that an adjustment of $580,374 should have been recorded in the 1998 financial statements (receivable allowance of $921,228 less income tax benefit of $340,854). The Company was unsuccessful in negotiating with its previous auditor in order to obtain from them either a consent to use their report or an agreement to the change.


              PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                    TO CHANGE THE NAME OF THE COMPANY

The Board recommends an amendment to the Articles of Incorporation to change the name of the Company from Golden Triangle Industries, Inc. to Whitemark Homes, Inc. Since the Company acquired Whitemark Homes, Inc. in 2000, it has been a wholly owned subsidiary. However, the Company's business is now specifically that of the subsidiary company so the Board recommends the name change.


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Following is the proposed amendment to the Articles of Incorporation.

Under Article One amend and restate as follows   --

   The corporate name of the corporation shall be:

                           Whitemark Homes, Inc.


                               OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.


                                   COSTS

No proxies are being solicited for this meeting. The entire cost of preparing, assembling, printing, and mailing the Information Statement will be paid by the Company. The Company will request banks, brokers and other fiduciaries to send the Company's Information Statement to their principals, and the Company will reimburse said fiduciaries for their mailing and related expenses.


                                 FORM 10-K

A copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for the Company's fiscal year ended December 31, 2000 is enclosed with this Information Statement.


                           STOCKHOLDER PROPOSALS

Any interested stockholder may submit a proposal concerning the Company to be considered by the Board for inclusion in the proxy statement and form of proxy relating to next year's Annual Meeting of Stockholders. In order for any proposal to be so considered, the proposal must be in writing and received by the Company on or before January 15, 2002. Stockholder proposals should be submitted to the Company at: 650 South Central Avenue,
Ste. 1000, Oviedo, Florida   32765.


BY ORDER OF THE BOARD OF DIRECTORS            Scott D. Clark,  Secretary
                                              Oviedo, Florida

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